EXHIBIT 10.2

LONE STAR TECHNOLOGIES, INC.
FORM OF DIRECTOR PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD

Performance-Based Restricted Stock Unit Award
Granted Pursuant to the
2004 Long-Term Incentive Plan

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD granted [         ], 20[   ] (the “Date of Grant”) by Lone Star Technologies, Inc. (“LST”) to [         ] (“Recipient”) pursuant to LST’s 2004 Long-Term Incentive Plan (the “Plan”).

1.             Grant of Restricted Stock Units.  LST hereby grants to the Recipient a total of [      ] restricted stock units (“RSUs”), each representing the right to receive one share of Common Stock, $1.00 par value, of LST (“Common Stock”) at a price per share of $[      ], upon the terms and conditions hereinafter stated.

2.             Vesting and Forfeiture.

(a)           General.  Except as specifically provided herein, this RSU award will vest on the date which is 60 months after the Date of Grant, subject to (i) the Recipient’s continuing service as a director of LST (“service”) and (ii) LST having average income before taxes from continuing operations (“IBT”) of more than zero for the five calendar year period ending on the December 31 immediately preceding the date which is 60 months after the Date of Grant.

(b)           Acceleration of Vesting Upon Involuntary Termination of Service.  Non-vested RSUs not previously forfeited will become fully vested if, before the fifth anniversary of the Date of Grant, (a) the Recipient’s service terminates by reason of the Recipient’s death, retirement after age 65 or retirement with the consent of LST (subject, in the case of retirement, to such other conditions as LST may impose), or (b) there is a Change in Control (within the meaning of Section 9(d) of the Plan) and, within two years after the Change in Control, the Recipient’s service terminates by reason of his removal without Cause (within the meaning of Section 5(e)(ii) of the Plan) or his failure to be reelected or nominated for reelection without Cause.

(c)           Performance-Based Vesting.  Non-vested RSUs not previously forfeited will become vested in accordance with the performance matrix set forth in Schedule A annexed hereto.  Years 1 through 6 shall refer to six successive fiscal years of LST, and Year 1 shall refer to the fiscal year of LST which includes the Date of Grant.  For the purposes of Schedule A, the “Year 1 Objective” is a goal (an “IBT Goal”) approved by the Human Resources Committee of LST (the “Human Resources Committee”) with respect to the IBT of LST, which IBT Goal relates to Year 1; the “Year 2 Objective” is the IBT Goal for Year 2; the “Year 3 Objective” is the IBT Goal for Year 3; the “Year 1 Objective Shortfall” is the excess, if any, of the Year 1 Objective over LST’s IBT for Year 1; and the “Year 2 Objective Shortfall” is the excess, if any, of the Year 2 Objective over LST’s IBT for Year 2.  If any RSUs become vested under

Rows I or J of Schedule A, then Rows C and G shall become inapplicable.  If any RSUs become vested under Rows K or L of Schedule A, then Rows D and F shall become inapplicable.  If any RSUs become vested under this Section 2(c), then Sections 2(a) and 2(b) shall cease to apply and future vesting, if any, will be determined under this Section 2(c) (subject to acceleration under Section 2(b) above).  Determinations as to whether the Year 1 Objective, Year 2 Objective or Year 3 Objective has been achieved, whether the Year 2 IBT equals or exceeds the sum of the Year 2 Objective and the Year 1 Objective Shortfall or whether the Year 3 IBT equals or exceeds the sum of the Year 3 Objective and the Year 2 Objective Shortfall, shall be made by the Human Resources Committee based on audited financial statements for the appropriate year.  Any vesting of a RSU for a particular year shall become effective as of the date of the applicable determination by the Human Resources Committee.  Any decision of the Human Resources Committee as to any question with respect to the RSUs granted hereunder shall be final and conclusive on all persons.

(d)           Forfeiture. The Recipient shall forfeit any unvested RSUs upon the termination of the Recipient’s service with LST (other than a termination of service that results in the vesting of Recipient’s RSUs pursuant to Section 2(b) hereof).

3.             Issuance and Delivery of Shares. Vested RSUs will be converted into shares of Common Stock and a certificate for such shares registered in the name of the Recipient will be delivered by LST to the Recipient on or as soon as practicable after the later of (a) the date such RSUs vest and (b) the specified delivery date(s) or event elected by the Recipient in an election made within 60 days of the Date of Grant and in accordance with Section 409A of the Internal Revenue Code of 1986; provided, however, if the Recipient’s service terminates on or after the date such RSUs vest and before any specified delivery date(s) or event elected by the Recipient, the delivery of such shares shall be made on or as soon as practicable after the date of service termination.  A Recipient may, with the approval of the Human Resources Committee, make prospective changes to the Recipient’s delivery date election, subject to the timing and other requirements applicable to subsequent deferral elections under Section 409A of the Internal Revenue Code.

4.             Withholding. The delivery of shares of Common Stock represented by RSUs is conditioned on the Recipient’s payment of the amount (if any) deemed necessary by LST to enable it to satisfy any income tax withholding obligations attributable to the issuance of such shares (unless other arrangements acceptable to LST are made for the satisfaction of such withholding obligations).

5.             Transferability. The RSUs are not assignable or transferable other than to a beneficiary designated to receive them upon the Recipient’s death in a manner acceptable to LST or by will or the laws of descent and distribution, and any attempt by the Recipient or any other person claiming against, through or under the Recipient to cause any of the RSUs to be transferred or assigned in any manner and for any purpose (other than as expressly permitted by this instrument or the Plan) will be null and void and without effect upon LST, the Recipient and any other person.

6.             Rights of Recipient. Nothing herein contained shall confer on the Recipient any right with respect to the continuation of directorship or employment or interfere with the right of LST to terminate such directorship or the right of

LST or any subsidiary of LST to terminate such employment or, except as to shares actually issued, confer any rights as a shareholder upon the holder hereof.

7.             Provisions of the Plan Control. This RSU award is subject to all the terms, conditions and provisions of the Plan, a copy which has been furnished or made available to the Recipient, and to such rules, regulations and interpretations as may be established or made by the Human Resources Committee acting within the scope of its authority and responsibility under the Plan. The applicable provisions of the Plan shall govern in any situation where this instrument is silent or where the applicable provisions of this instrument are contrary to or not reconcilable with such Plan provisions.

8.             Miscellaneous. LST may affix to certificates representing shares issued pursuant to this instrument any legend that LST determines to be necessary or advisable to reflect any restrictions to which the shares may be subject, whether by agreement or otherwise. LST may advise the transfer agent to place a stop order against any legended shares. LST shall have the right to offset against its obligation to issue and deliver shares under this instrument any outstanding amounts owed by the Recipient to LST at the time those shares would otherwise be issued and delivered. This RSU award shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The terms of this award may not be amended, except as provided in the Plan or by a written instrument executed by LST and the Recipient.

Lone Star Technologies, Inc.

By:
Name:
Title:

SCHEDULE A

	Achievement	Year 2	Year 3	Year 4	Year 5	Year 6(1)
A	None of Year 1 Objective, Year 2 Objective or Year 3 Objective achieved.	0	0	0	0	100%
B	Year 1 Objective achieved but neither Year 2 Objective nor Year 3 Objective achieved.	33⅓%	0	0	0	66⅔%
C	Year 2 Objective achieved but neither Year 1 Objective nor Year 3 Objective achieved.	0	33⅓%	0	0	66⅔%
D	Year 3 Objective achieved but neither Year 1 Objective nor Year 2 Objective achieved.	0	0	33⅓%	0	66⅔%
E	Both Year 1 Objective and Year 2 Objective achieved but Year 3 Objective not achieved.	33⅓%	33⅓%	0	0	33⅓%
F	Both Year 1 Objective and Year 3 Objective achieved but Year 2 Objective not achieved.	33⅓%	0	33⅓%	0	33⅓%
G	Both Year 2 Objective and Year 3 Objective achieved but Year 1 Objective not achieved.	0	33⅓%	33⅓%	0	33⅓%
H	Each of Year 1, Year 2 and Year 3 Objectives achieved.	33⅓%	33⅓%	33⅓%	—	—
I	Year 1 Objective not achieved but Year 2 IBT equals or exceeds sum of (i) Year 2 Objective and (ii) Year 1 Objective Shortfall. Year 3 Objective not achieved.	0	66⅔%	0	0	33⅓%
J	Year 1 Objective not achieved but Year 2 IBT equals or exceeds sum of (i) Year 2 Objective and (ii) Year 1 Objective Shortfall. Year 3 Objective achieved.	0	66⅔%	33⅓%	—	—
K	Year 1 Objective not achieved. Year 2 Objective not achieved but Year 3 IBT equals or exceeds sum of (i) Year 3 Objective and (ii) Year 2 Objective Shortfall.	0	0	66⅔%	0	33⅓%
L	Year 1 Objective achieved. Year 2 Objective not achieved but Year 3 IBT equals or exceeds sum of (i) Year 3 Objective and (ii) Year 2 Objective Shortfall.	33⅓%	0	66⅔%	—	—

(1)             60 months after the Date of Grant subject to (i) the Participant’s continuing service and (ii) LST having average IBT of more than zero for Years 1 through 5, inclusive.